Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2017 RESULTS

Minneapolis/February 7, 2017/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the second quarter ended December 31, 2016.

Second Quarter FY2017 Snapshot

●	Second quarter revenue increased by 9% to $131.8 million.

●

GAAP fully diluted earnings per share (EPS) for the second quarter decreased 75% to $0.17 due to acquisition-related amortization, contingent consideration fair value adjustments, and other acquisition related costs.

●	Delivered second quarter adjusted earnings per share (EPS) of $0.81, a decrease of 8% from the prior year, with foreign currency exchange headwinds impacting results by $0.02 or 3%.

●	Generated operating cash flow of $41.6 million.

●	Protein Platforms segment delivered double-digit growth in Q2, with contribution from all three of its major product categories including western blot, multiplex ELISA, and biologics (iCE).

●	Advanced Cell Diagnostics (ACD) grew revenues 50% on a stand-alone basis under its first full quarter of ownership by Bio-Techne.

●	Closed on a strategic equity investment in Astute Medical, Inc., a diagnostic company devoted to improving patient healthcare outcomes through the identification and validation of novel biomarkers.

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“Our teams delivered a solid quarter especially in light of softness in our Diagnostics Division due to order timing”, said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “The businesses that will drive our growth over the long-term continued to outperform in Q2, with 50% growth in our ACD business unit and double-digit growth in our Protein Platforms Division. Antibodies and our Luminex Assays also performed well.”

Kummeth added, “Also of note this quarter was our announcement of a strategic partnership with Astute Medical, which has launched a diagnostic assay for Acute Kidney Injury using key biomarkers and other products from Bio-Techne’s large menu of reagents, with a strong pipeline of additional diagnostic solutions under development. This transaction has been structured to allow Bio-Techne to build a strategic foundation in diagnostics, with an option to further expand the relationship. We believe this investment will give Bio-Techne an avenue to yet another market where the Company can leverage its large portfolio of reagents and accelerate revenue growth in the years to come. Overall, we feel confident in our progress and investment directions as we continue to build our Life Sciences business portfolio.”

Second Quarter Fiscal 2017

Revenue

Net sales for the second quarter increased 9% to $131.8 million. Organic growth was 2% compared to the prior year, with currency translation having a negative impact of 2% and acquisitions contributing 9% to revenue growth.

GAAP Earnings Results

GAAP EPS decreased to $0.17 per diluted share, versus $0.69 in the same quarter last year. GAAP operating income for the second quarter of fiscal 2017 decreased 55% to $16.1 million, compared with $36.0 million in the second quarter of fiscal 2016. GAAP operating margin was 12.2%, compared with 29.8% in the second quarter of fiscal 2016. GAAP operating margin compared to prior year was negatively impacted by amortization, a charge for contingent consideration, and other costs associated with the acquisitions made in fiscal 2017. GAAP diluted EPS was also negatively impacted by higher interest costs associated with the financing of recent acquisitions as well as larger foreign exchange losses than the prior year.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.81 per diluted share, versus $0.88 in the same quarter last year. Adjusted operating income for the second quarter of fiscal 2017 decreased 3% compared to the same quarter last year. Adjusted operating margin was 35.2%, compared with 39.4% in the second quarter of fiscal 2016. Adjusted operating margin compared to prior year was negatively impacted by the mix of lower-margin acquisitions made in fiscal 2017. Adjusted EPS was negatively impacted by higher interest costs associated with the financing of recent acquisitions as well as larger foreign exchange losses than the prior year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s second quarter fiscal 2017 net sales were $86.0 million, an increase of 13% from $75.9 million for the second quarter of fiscal 2016. Organic growth for the segment was 2%, with currency translation having an unfavorable impact of 2% on revenue growth and acquisitions contributing 13% to revenue growth. Biotechnology segment adjusted operating margin was 45.9% in the second quarter of fiscal 2017 compared to 52.7% in the second quarter of fiscal 2016. The lower margin is the result of recent lower margin acquisitions, namely ACD, made in this segment.

Diagnostics Segment

The Company’s Diagnostics segment provides a range of controls and calibrators for various blood and blood chemistry clinical instruments, as well as quality controls, diagnostic immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics segment’s second quarter fiscal 2017 net sales were $24.3 million, a decrease of 5% (all organic) compared to the second quarter of fiscal 2016. The Diagnostics segment’s adjusted operating margin was 23.8% in the second quarter of fiscal 2017 compared to 28.4% in the second quarter of fiscal 2016. The lower operating margins were driven by a lower volume leverage and margin mix of product sales.

Protein Platforms Segment

The Company’s Protein Platforms segment develops proprietary systems and consumables for protein analysis. In the second quarter of fiscal 2017, segment revenue was $21.5 million, an increase of 11% from $19.3 million for the second quarter of fiscal 2016. Organic growth for the segment was 12% with currency translation having an unfavorable impact of 2% and acquisitions contributing 1%. The Protein Platforms segment’s adjusted operating margin was 8.6% in the second quarter of fiscal 2017 compared to 7.9% in the second quarter of fiscal 2016. The higher segment operating margin was primarily the result of volume leverage.

Conference Call

Bio-Techne will host an earnings conference call today, February 7, 2017 at 8:00 A.M. Central time. To listen, please dial (888) 318-7456 or (719) 325-2310 for international callers. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. The replay will be available from 5:00 P.M. Central time on Tuesday, February 7, until 5:00 P.M. Central time on Tuesday, March 1, 2017. To access the replay please go to: http://audio.viavid.com/20170207-122678-bio-techne.mp3

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the periods ended December 31, 2016 as compared to the same prior-year periods:

●	fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;
●

the acquisitions in fiscal 2017 and 2016 of Advanced Cell Diagnostics (ACD) on August 1, 2016, SPACE Import-Export on July 1, 2016, Zephyrus on March 14, 2016, as well as acquisitions in prior years, and the impact of amortizing intangible assets, contingent consideration fair value adjustments, and the recognition of costs upon the sale of inventory written up to fair value;

●	expenses related to the acquisitions noted above and other on-going acquisition activity;
●	expenses related to stock-based compensation.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a leading developer and manufacturer of high quality purified proteins––notably cytokines and growth factors, antibodies, immunoassays, as well as biologically active small molecule compounds --- which are sold to biomedical researchers and clinical research laboratories; these operations constitute the core Biotechnology Division, headquartered in Minneapolis, Minnesota. The Protein Platforms Division manufactures innovative protein analysis tools under the ProteinSimple brand name that greatly automate western blotting and immunoassay practices. The Diagnostics Division manufactures FDA-regulated controls, calibrators, blood gas and clinical chemistry controls and other reagents for OEM customer and clinical customers. Bio-Techne products are integral components of scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $499 million in net sales in fiscal 2016 and has approximately 1,650 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:  David Clair, Investor Relations

                 646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Net sales	$131,807	$120,907	$262,388	$233,288
Cost of sales	46,725	39,320	92,837	76,310
Gross margin	85,082	81,587	169,551	156,978
Operating expenses:
Selling, general and administrative	55,655	34,585	101,918	67,625
Research and development	13,281	10,977	26,046	22,299
Total operating expenses	68,936	45,562	127,964	89,924
Operating income	16,146	36,025	41,587	67,054
Other (expense) income	(2,607)	(651)	(3,921)	167
Earnings before income taxes	13,539	35,374	37,666	67,221
Income taxes	7,226	9,523	15,071	18,662
Net earnings	$6,313	$25,851	$22,595	$48,559
Earnings per share:
Basic	$0.17	$0.70	$0.61	$1.31
Diluted	$0.17	$0.69	$0.60	$1.30
Weighted average common shares outstanding:
Basic	37,308	37,189	37,294	37,179
Diluted	37,478	37,301	37,475	37,309

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/16	6/30/16
ASSETS
Cash and equivalents	$58,936	$64,237
Short-term available-for-sale investments	56,559	31,598
Trade accounts receivable	104,368	93,393
Inventory	66,089	57,102
Other current assets	8,154	7,561
Current assets	294,106	253,891

Property and equipment, net	131,952	132,362
Goodwill and intangible assets, net	1,051,273	741,406
Other non-current assets	42,694	1,922
Total assets	$1,520,025	$1,129,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$48,379	$43,892
Contingent consideration payable – current	63,500	-
Income taxes payable	-	1,779
Deferred revenue – current	4,852	4,717
Related party note payable – current	3,595	3,759
Current liabilities	120,326	54,147

Deferred taxes	133,239	62,837
Long-term debt obligations	343,659	91,500
Long-term contingent consideration payable	28,600	38,500
Other long-term liabilities	3,628	3,317
Stockholders’ equity	890,573	879,280
Total liabilities and stockholders’ equity	$1,520,025	$1,129,581

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Gross margin percentage - GAAP	64.6%	67.5%	64.6%	67.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	2.9%	1.0%	3.1%	1.0%
Amortization of intangibles	3.5%	2.3%	3.3%	2.4%
Gross margin percentage - Adjusted	71.0%	70.8%	71.0%	70.7%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Operating margin percentage - GAAP	12.2%	29.8%	15.8%	28.7%
Identified adjustments:
Costs recognized upon sale of acquired inventory	2.9%	1.0%	3.1%	1.0%
Amortization of intangibles	8.9%	6.1%	8.3%	6.4%
Acquisition related expenses	8.1%	0.6%	5.8%	0.4%
Stock based compensation	3.1%	1.9%	2.8%	1.9%
Operating margin percentage - Adjusted	35.2%	39.4%	35.8%	38.4%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Net earnings – GAAP	$6,313	$25,851	$22,595	$48,559
Identified adjustments:
Costs recognized upon sale of acquired inventory	3,848	1,245	8,069	2,357
Amortization of intangibles	11,627	7,361	21,815	14,772
Acquisition related expenses	10,732	670	15,101	970
Stock based compensation	4,055	2,321	7,245	4,359
Tax impact of above adjustments	(5,649)	(3,492)	(11,943)	(6,869)
Tax impact of research and development credit	318	(724)	-	(724)
Tax impact of foreign adjustments	(832)	(405)	(832)	(1,167)
Net earnings - Adjusted	$30,412	$32,827	$62,050	$62,257

Earnings per share - diluted – Adjusted	$0.81	$0.88	$1.66	$1.67

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Biotechnology segment revenue	$85,953	$75,854	$172,740	$151,597
Diagnostics segment revenue	24,330	25,723	48,563	46,085
Protein Platforms segment revenue	21,548	19,337	41,121	35,634
Intersegment revenue	(24)	(7)	(36)	(28)
Consolidated revenue	$131,807	$120,907	$262,388	$233,288

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/16	12/31/15	12/31/16	12/31/15
Biotechnology segment operating income	$39,474	$39,986	$81,954	$79,302
Diagnostics segment operating income	5,801	7,297	12,104	12,010
Protein Platforms segment operating income	1,843	1,528	2,052	356
Segment operating income	47,118	48,811	96,110	91,668
Costs recognized upon sale of acquired inventory	(3,848)	(1,245)	(8,069)	(2,357)
Amortization of intangibles	(11,627)	(7,361)	(21,815)	(14,772)
Acquisition related expenses	(10,732)	(670)	(15,101)	(970)
Stock based compensation	(4,055)	(2,321)	(7,245)	(4,359)
Corporate general, selling, and administrative	(710)	(1,189)	(2,293)	(2,156)
Operating income	$16,146	$36,025	$41,587	$67,054